NRM INVESTMENT COMPANY

                         (A Pennsylvania Corporation)

                        UNANIMOUS CONSENT OF DIRECTORS

     Pursuant to Section 402(7) of the Pennsylvania Business Corporation Law, the Undersigned, being all of the directors of the above-named Corporation hereby consent and agree that the following action be taken, and that the following resolution be, and it hereby is, adopted by the Board of Directors, as follows:

     RESOLVED that it is advisable and in the best interests of this Corporation that Section 2.01 of the By-Laws of the Corporation, which reads as follows:

           Section 2.01. Number and Term of Office. The number of directors of the Corporation shall be three. Each director shall be elected for the term of one year, except that the first directors of the Corporation shall serve only until the first annual meeting.

be amended to read in full as follows:

           Section 2.01. Number and Term of Office. The number of directors of the Corporation shall be four. Each director shall be elected for the term of one year, except that the first directors of the Corporation shall serve only until the first annual meeting.

     All signatures need not appear on the same copy of this instrument.

Dated:
       ---------------------------               ------------------------------
                                                 John H. McCoy


                                                 -------------------------------
                                                 Joan T. Cox


                                                 -------------------------------
                                                 Joseph V. Somers